Exhibit 10.1

Description of Executive Severance Plan

Effective October 17, 2025, the Company adopted a severance plan applicable to senior vice presidents and leaders in more senior roles who regularly report to the Chief Executive Officer (“Executive Leadership”), which provides for payments and benefits to our executive officers upon termination of employment (the “Executive Severance Plan”). Under the Executive Severance Plan, if we terminate the employment of a member of Executive Leadership without cause, other than in connection with a change in control, and he or she has been employed by the Company for at least one (1) year, then he or she is entitled to receive continued base salary payments for one (1) year (the “Severance Period”); a pro rata cash bonus payment if the termination occurs after the sixth month of the fiscal year; and healthcare continuation coverage during the Severance Period. The Executive Severance Plan also provides for the following: (i) accelerated vesting of restricted stock or restricted stock units scheduled to vest within six (6) months of the termination date, (ii) accelerated pro-rata vesting of earned performance stock or performance stock units scheduled to vest within one (1) year of the termination date; and (iii) accelerated vesting for stock options scheduled to vest within six (6) months of the termination date (“collectively, “Acceleration Benefits”). Pursuant to the Executive Severance Plan, unearned performance stock or performance stock units are forfeited upon termination of service. In addition, in the event a member of the Executive Leadership voluntarily terminates his or her employment due to retirement, the Compensation Committee may grant the Acceleration Benefits to such employee in its discretion. Eligibility for benefits on retirement potentially applies to members of the Executive Leadership Team who are at least 60 years old and have 10 years of service, or who are at least 60 years old and have a combined age and years of service of at least 70.